EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into and is effective on this I 8 th day of June, 2019 by and between Bio-Matrix Scientific Group, Inc. (the "Buyer"), a Delaware corporation with principal address at 4700 Spring Street, Suite 304, La Mesa, California, 91942 and Heather Cassady, (the "Seller") the owner of 1,000 common shares of Pine Hills Inc. ("Shares"). The Shares represent 100% of the issued and outstanding shares of Pine Hills Inc. As used in this Agreement, the term, "Parties" shall refer to the Buyer and the Sellers jointly.

WHEREAS:

A.	Seller desires to sell and transfer to Buyer, the Shares for a total purchase price of 8,160,000,000 common shares of the Buyer ("Purchase Price").
B.	The Buyer desires to purchase the Shares for the Purchase Price.
C.	The Parties have completed their negotiations and subject to the terms and conditions set forth herein, hereby enter into this Agreement.

THERFORE, IT IS AGREED AS FOLLOWS:

1. CONDITIONS PRECEDENT

(a)	Prior to the Closing Date (i) a resolution shall be duly adopted by the Buyer's Board of Directors, electing the Sellers' nominees to the Buyer's Board of Directors, (ii) the Buyer's sole officer and director shall tender his resignation from such position and (ii) a resolution shall be duly adopted appointing Heather Cassady as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Buyer as of July 22, 2019.
(b)	The holders of 90,000 of the Series AA Preferred shares of the Buyer shall have submitted those shares to the Buyer for cancellation and such shares shall have been cancelled by the Buyer.
(c)	The holders of 1,000,000 of the Series AAA Preferred shares of the Buyer shall have submitted those shares to the Buyer for cancellation and such shares shall have been cancelled by the Buyer.

2. CLOSING DATE.

(a) The closing of this Transaction (the "Closing") shall take place as soon as practicable subsequent to I (a) and 1 (b) of this Agreement at the offices of the Buyer or such other date as the Parties may mutually determine (the "Closing Date"). It is the intent of the parties that the Sellers shall assume control of Buyer immediately at the Closing.

3. REPRESENTATIONS OF THE BUYER.

(a) Organization of the Buyer and Capital Stock. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer is not in default under or in violation of any provision of its articles of incorporation or bylaws. The capital stock of Buyer is and will be at Closing as follows (except for 8,160,000,000 common shares issued to Sellers in payment of the Purchase Price):

Buyer has 16,000,000,000 shares of its Common Stock authorized (par value $0.0001) of which 6,919,595,964 shares are issued and outstanding, 20,000,000 shares of its Preferred Stock (par value

$0.001) authorized of which 2,754,633 shares are issued and outstanding, and 200,000 shares of its nonvoting Convertible Preferred Stock authorized of which O shares are issued and outstanding. Buyer's stockholders have not approved or ratified any amendment to Buyer's Certificate of incorporation or Bylaws subsequent to the date of this Agreement. Buyer has not entered into any agreement, commitment, or understanding, oral or written, which would cause Buyer to have any obligation to issue any additional shares of its capital stock or which would result in the issuance of additional shares of Buyer's capital stock.

(b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate this Transaction. All Series AA shares of Preferred Stock of the Buyer to be cancelled pursuant to this Agreement shall be delivered to the Buyer by the stockholders free from any claims and interests of any third parties and said shares may be cancelled by the Buyer without Buyer incurring any liabilities to any third party.

4. REPRESENTATIONS OF SELLERS

(a)	Sellers are the lawful, record and beneficial owner of all of the Shares, free and clear of any liens, claims, agreements, charges, security interests and encumbrances whatsoever. The sale, conveyance, assignment, and transfer of the Shares in accordance with the terms of this Agreement transfers to Buyer legal and valid title to the Shares, free and clear of all liens, security interests, hypothecations or pledges.
(b)	Pine Hills Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming. Pine Hills Inc. is not in default under or in violation of any provision of its articles of incorporation or bylaws.

5. NO REGISTRATION

The common shares of the Buyer constituting the Purchase Price shall not be registered under the Securities Act of 1933, as amended ( "The Act") or the securities laws of any state. The common shares of the Buyer when issued shall bear the following or a substantially similar Legend.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

6.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of California as if this Agreement were fully performed and all obligations recited herein were undertaken solely within the State of California without giving effect to any choice or conflict of Law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California. Any dispute or claims made under this Agreement or any attempt to enforce the terms of this Agreement shall be resolved in the courts of California.

7.  VENUE. The Parties irrevocably consent to the exclusive jurisdiction and venue of any court within Santa Diego County, State of California, in connection with any matter based upon or arising out of this Warrant or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons.

8. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To Sellers:

Heather Cassady, CEO and Director Pine Hills, Inc.

1204 Tangerine Street El Cajon, CA 92021

To Buyer:

ATT: David R. Koos

Chief Executive Officer

BIO-MATRIX SCIENTIFIC GROUP, INC.

4700 Spring Street, Suite 304, La Mesa, California, 91942

9. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.  This Agreement contains the entire agreement between the Parties to this Agreement relating to the transactions contemplated hereby, and supersedes any and all prior agreements, understandings, representations, and statements between the Parties, whether oral or written, and whether by a Party or such Party's legal counsel. The Parties are entering into this Agreement based solely on the representations and warranties herein and not based on any promises, representations, and/or warranties not found herein.

11. EXPENSES. Each Party will bear his or its own costs and expenses (including, but not limited to, legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.  SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers.

13.  SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of a material breach of this Agreement. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the aforementioned provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

14.   SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15.  TERMINATION. This Agreement may be terminated upon the written consent of all Parties and shall automatically terminate in the event a Closing shall not have occurred by July 31, 2019.

16. ALLOCATION OF PURCHASE PRICE8

,160,000,000 common shares of the Buyer to Heather Cassady

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

By:/s/David R. Koos

Name: David R. Koos

Its: Chairman & CEO

SELLER:

/s/Heather Cassady

Name: Heather Cassady